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                                                           EXHIBIT 99.1


CONTACT:                                         FOR IMMEDIATE RELEASE

Howard E. Rose
Chief Financial Officer
(847) 294-1130 ext. 1291

Jane F. Casey
Vice President
(203) 661-1926 ext. 619

               BLYTH INDUSTRIES ACQUIRES STERNO-Registered Trademark-

GREENWICH, CT, December 31, 1997: Blyth Industries, Inc. (NYSE: BTH) announced today that it completed the acquisition of the portable heating fuel business, including the Sterno-Registered Trademark- and Handy
Fuel-Registered Trademark- brand names, from a division of Colgate-Palmolive Company. The acquisition, which Blyth had previously announced on October 1, 1997 is valued at approximately $70 million and will have no material impact on its financial results for the year ending January 31, 1998.

Robert B. Goergen, Chairman & CEO of Blyth, said, "We are pleased to finalize this previously announced acquisition and look forward to integrating it into our existing retail, international and institutional segments as well as exploring new product development opportunities."

The Sterno-Registered Trademark- and Handy Fuel-Registered Trademark- product lines are among the leading portable cooking and heating fuels sold in the U.S. These brands, recognized as offering superior heating quality and safety, are sold to end users through a variety of distribution channels, including retail food, hardware, camping, home improvement and club stores; food service distributors and dealers; and international distributors and wholesalers who serve the global market.

Blyth Industries, Inc., headquartered in Greenwich, Connecticut, designs, manufactures, markets and distributes an extensive line of candles and home fragrance products including scented candles, outdoor citronella candles, potpourri and environmental fragrance products, and markets a broad range of related candle accessories and decorative gift bags. Its products are sold under various brand names, including Colonial Candle of Cape Cod-Registered Trademark-, PartyLite Gifts-Registered Trademark-, Fragrance Originals by Mrs. Baker-Registered Trademark-, Carolina Designs(Trademark), Ambria(Trademark), Canterbury Candles-Registered Trademark-, Florasense(Trademark), Jeanmarie-Registered Trademark- and FilterMate(Trademark).

Blyth Industries, Inc. can be found on the Internet at www.blythindustries.com.


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